EXHIBIT 99.1

Steinway Reports 1Q 2013 Sales of $77 Million and EPS of $0.21

•                       EPS increases fourfold; EBITDA up 85%

•                       Sale of West 57th Street property on track for 2Q

•                       Production capabilities increasing in Europe

•                       Strong outlook for full year 2013

WALTHAM, MA — May 8, 2013 — Steinway Musical Instruments, Inc. (NYSE: LVB) today announced its financial results for the first quarter ended March 31, 2013.

Net sales for the first quarter of 2013 totaled $76.8 million compared to net sales of $78.0 million for the first quarter of 2012.  The Company reported net income of $2.7 million, or $0.21 per diluted share, for the 2013 period compared to $0.6 million, or $0.05 per diluted share, for the prior-year period.

CEO Michael Sweeney commented, “Our first-quarter results demonstrate significant improvement in our profitability profile. Overall, our gross margin jumped 330 basis points while EPS rose fourfold. Our band division turned in an outstanding operating performance, with gross profit up more than 16%. While we posted a slight decrease in total revenue as compared to the prior-year period, we are confident that the robust U.S. piano sales we saw this quarter will continue and that our strong order position in Europe and Asia will contribute to solid results for the year overall.

“As announced in March, we entered into an agreement with JDS Development Group to sell our interest in the Steinway Hall building on West 57th Street in New York City for $46 million, subject to an upward adjustment associated with certain post-closing conditions. We expect the transaction to close during the second quarter, enabling us to recognize a taxable gain of approximately $22 million. The sale will strengthen our already healthy balance sheet, opening up many options to enhance our capital structure, and will enable us to focus all our attention on growing our musical instruments business.”

Piano Operations

First quarter revenue totaled $45.4 million, a 2.9% increase over the prior-year quarter.  A 13.5% increase in unit shipments of Steinway grand pianos in the Americas was offset by lower shipments in our European and Asia-Pacific regions, resulting in a 4.5% decrease as compared to the year-ago period.  Worldwide, unit shipments of Boston and Essex pianos rose 23.3% over the first quarter of 2012.  Gross margin improved 100 basis points despite increased training costs for new production workers in Germany.

Band Operations

Revenues for the first quarter totaled $31.4 million, a decrease of 7.2% from the prior-year period, due to lower overall shipments. As compared to the prior-year quarter, the mix of products sold shifted toward professional instruments and sourced student instruments. Sales of these higher-margin instruments, coupled with price increases, led to exceptional gross margin improvement of 600 basis points over the first quarter of 2012.

Outlook

Mr. Sweeney concluded, “We see an exciting path to growth for our Company. The steps we took in mid-2012 to ramp up Steinway grand piano production will soon enable us to realize even more fully the operating leverage inherent in our business. We increased our German production workforce by almost 20% over the last 12 months and will finish training the new workers by June. These expanded capabilities will enable us to fulfill orders for Steinway grand pianos in Europe and Asia in the second half of 2013. At our band division, we expect a pick-up in orders and deliveries as we enter the peak selling season and dealers have more visibility into their customers’ needs.  We expect to benefit from the higher profitability that even a modest improvement in band revenue produces.”

Capitalization

As of March 31, 2013, the Company’s cash balance totaled $61.7 million.  The Company’s West 57th Street building and its related assets and liabilities were reclassified as current due to the pending sale of the building.

Conference Call

Management will hold a conference call and webcast to review and discuss the Company’s results.  Details are as follows:

What:	Steinway Musical Instruments, Inc. Q1 2013 Financial Results Conference Call

When:	Wednesday, May 8, 2013

Time:	5:00 p.m. EDT

Live Call:	(888) 771-4371, passcode 34754868 — domestic

(847) 585-4405, passcode 34754868 — domestic / international

Replay:	(888) 843-7419, passcode 34754868# — domestic

(630) 652-3042, passcode 34754868# —domestic / international

Webcast:	www.steinwaymusical.com/investorrelations (live and replay)

The telephone replay will be available on May 8, 2013 beginning at 7:15 p.m. EDT until May 15, 2013 at 11:59 p.m. EDT.  The webcast replay can be accessed in the Audio Archive section of the Company’s Investor Relations website.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent, or unusual items (if any). The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance in that it eliminates the impact of items that are unrelated to how well the Company is completing its manufacturing and operating responsibilities. In addition, the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers. The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements as it factors out non-cash expenses such as depreciation, amortization, and impairment charges.

Accordingly, Adjusted EBITDA should be used as a supplement to the comparable GAAP measures and should not be construed as a substitute for income from operations or net income, or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. These risk factors include the following: changes in general economic conditions; reductions in school budgets; increased competition; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new products; ability of suppliers to meet demand; concentration of credit risk; ability to fulfill piano orders in a timely manner; failure to consummate the sale of the West 57th Street building; and fluctuations in effective tax rates resulting from shifts in sources of income. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Company Contact:

Julie A. Theriault

Steinway Musical Instruments, Inc.

(781) 894-9770

ir@steinwaymusical.com

Investor Relations Contact:

Harriet Fried / Jody Burfening

LHA

(212) 838-3777

hfried@lhai.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	3/31/2013	3/31/2012
Net sales	$76,803	$77,953
Cost of sales	51,453	54,806
Gross profit	25,350	23,147
	33.0%	29.7%

Operating expenses:
Sales and marketing	11,280	11,985
General and administrative	8,470	8,961
Other	19	38
Total operating expenses	19,769	20,984

Income from operations	5,581	2,163

Other (income) expense, net	401	354
Interest expense, net	917	850

Income before income taxes	4,263	959

Income tax provision	1,573	369

Net income	$2,690	$590

Earnings per share - basic	$0.22	$0.05
Earnings per share - diluted	$0.21	$0.05
Weighted average common shares - basic	12,459	12,368
Weighted average common shares - diluted	12,540	12,506

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	3/31/2013	3/31/2012	12/31/2012
Cash	$61,724	$43,668	$73,406
Receivables, net	40,282	42,491	43,536
Inventories, net	130,434	138,169	125,081
Other current assets	40,680	26,080	14,309
Total current assets	273,120	250,408	256,332

Property, plant and equipment, net	67,225	88,455	91,485
Other assets	76,513	73,151	77,850
Total assets	$416,858	$412,014	$425,667

Debt	$67,978	$604	$576
Other current liabilities	47,461	47,696	53,042
Total current liabilities	115,439	48,300	53,618

Long-term debt	—	70,383	67,431
Other liabilities	59,352	58,993	62,773
Stockholders’ equity	242,067	234,338	241,845
Total liabilities and stockholders’ equity	$416,858	$412,014	$425,667

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands)

(Unaudited)

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA

	Three Months Ended
	3/31/2013	3/31/2012
Cash flows from operating activities	$(9,871)	$(7,720)
Changes in operating assets and liabilities	15,490	11,099
Stock-based compensation expense	(96)	(111)
Income tax provision, net of deferreds	1,476	445
Net interest expense	917	850
Provision for doubtful accounts	(246)	(688)
Other	(152)	197
Adjusted EBITDA	$7,518	$4,072

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended
	3/31/2013	3/31/2012
Net income	$2,690	$590
Income tax provision	1,573	369
Net interest expense	917	850
Depreciation	2,075	2,001
Amortization	263	262
Adjusted EBITDA	$7,518	$4,072